Information Architects signs agreement to distribute discount prescription cards and discount pet prescription cards offering consumers up 55% savings on the cost of prescription drugs.

FORT LAUDERDALE, FL June 1, 2010, Information Architects Corporation (OTCPK IACH) is pleased to announce they have signed an agreement with National Benefit Builders, Inc.. The agreement gives IACH the right to distribute nationally NBBI’s unique discount prescription cards and discount pet prescription cards. The cards allow consumers the benefit of average savings of 15% on brand name drugs and 55% discounts on generic prescriptions. The cards are accepted at 85% of pharmacies nationwide including: Target, CVS, Riteaid, Costco, Kmart and many, many others.

Under the terms of the agreement IACH will distribute the discount prescription cards and discount pet prescription cards at no cost to consumers, then IACH will receive a fee for each prescription the card is used to fill.

Started in 1994 National Benefits Builders, Inc. has become the largest wholesaler of prescription cards in the United States. They offer 24/7 customer service for all cardholders and are rated A plus by the Better Business Bureau.

Commenting on this latest IACH agreement, William Craig, IACH acting CEO stated “We are very pleased to have aligned ourselves with such a prestigious organization as NBBI and feel the benefits to IACH go beyond the revenue that this wonderful partnership can create, but will also help IACH expand its distribution channels into the multi-billion dollar consumer pet market”.

About IACH, Information Architects has re-identified itself as a distribution and marketing company through a number of distribution channels. IACH is focused in three major market segments:

1.

Clean Tech, through its wholly owned subsidiary IA Green;

2.

Medical Devices;

3.

Pet Products.

IACH has identified several additional strategic acquisitions and senior management is dedicated to continue to deploy its redefined business model. The company will update its shareholders with these new exciting opportunities in the upcoming weeks.

“Forward-looking statements” as defined in the Private Securities Litigation reform Act of 1995 may be included in this news release. These statements relate to future events or our future financial performance. These statements are only   predictions and may differ materially from actual future results or events.  Information Architects Corporation disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. There are important risk factors that could cause actual results to differ from those contained in forward-looking statements including, but not limited to risks associated with changes in general economic and business conditions (including in the information technology and financial information industry), actions of our competitors, the extent to which we are able to develop new services and markets, the time and expense involved in such development activities, the level of demand and market acceptance of our services, changes in our business strategies, and the purchasing activity or lack thereof by registered web mall members.